Exhibit 5.2

601 Lexington Avenue
New York, NY 10022
United States
Facsimile:
+1 212 446 4800	+1 212 446 4900

www.kirkland.com

November 18, 2022

Genius Sports Limited

c/o Genius Sports Group

9th Floor, 10 Bloomsbury Way

London, WC1A 2SL

Re:	Genius Sports Limited Registration Statement on Form F-4

Ladies and Gentlemen:

We are issuing this opinion in our capacity as special United States counsel to Genius Sports Limited, a non-cellular company limited by shares incorporated under the laws of the Island of Guernsey (the “Company”), in connection with the registration under the Securities Act of 1933, as amended (the “Act”), on a Registration Statement on Form F-4 filed with the Securities and Exchange Commission (the “Commission”) on November 18, 2022 (the “Registration Statement”) relating to 7,668,381 warrants to purchase ordinary shares of the Company, par value $0.01 per ordinary share, (the “Warrants”), originally issued by dMY Technology Group II, Inc, a Delaware corporation (“dMY”), pursuant to the Warrant Agreement (the “Warrant Agreement”), dated as of August 13, 2020, between dMY and Continental Stock Transfer & Trust Company, as warrant agent, as assumed by the Warrant Assumption Agreement, dated as of April 20, 2021, between the Company and the Warrant Agent, pursuant to which the Company assumed all rights and obligations of dMY under the Warrant Agreement. The Company proposes to solicit consents (the “Consent Solicitation”) from the holders of Warrants to amend the Warrant Agreement to shorten the Exercise Period (as such term is defined in the Warrant Agreement) of the Warrants (the “Warrant Amendment”).

This opinion is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K promulgated under the Act.

In rendering the opinions stated herein, we have examined and relied upon the following:

(a) the form of Warrant Certificate, filed as Exhibit 4.1 to the Registration Statement

(b) the Warrant Agreement, filed as Exhibit 4.2 to the Registration Statement;

(c) the Warrant Assumption Agreement, filed as Exhibit 4.3 to the Registration Statement; and

(d) the Warrant Amendment, included as Annex A to the Registration Statement.

For purposes of this letter, we have examined such other documents, records, certificates, resolutions and other instruments deemed necessary as a basis for this opinion, and we have assumed the authenticity of all documents submitted to us as originals, the conformity to the originals of all documents submitted to us as copies and the authenticity of the originals of all documents submitted to us as copies. As to any facts material to the opinions expressed herein which we have not independently established or verified, we have relied upon statements and representations of officers and other representatives of the Company and others.

We do not express any opinion with respect to the laws of any jurisdiction other than the laws of the State of New York.

Based upon the foregoing and subject to the qualifications and assumptions stated herein, we are of the opinion that:

1. the Warrants, as amended by the Warrant Amendment, constitute valid and binding obligations of the Company, enforceable against the Company in accordance with their terms under the laws of the State of New York.

In addition, in rendering the foregoing opinions we have assumed that:

(a) the Company (i) is duly incorporated and is validly existing and in good standing and (ii) has requisite legal status and legal capacity under the laws of the jurisdiction of its organization;

(b) the Company has the corporate power and authority to execute, deliver and perform all its obligations under the Warrant Agreement and Warrant Amendment;

(c) the Warrant Amendment has been duly authorized and executed under the laws of the Island of Guernsey,

(d) neither the execution and delivery by the Company of the Warrant Amendment nor the performance by the Company of its obligations thereunder, including the issuance and sale of the Warrants: (i) conflicts or will conflict with the Amended and Restated Articles of Incorporation and Amended and Restated Memorandum of Association of the Company, (ii) constitutes or will constitute a violation of, or a default under, any lease, indenture, instrument or other agreement to which the Company or its property is subject, (iii) contravenes or will contravene any order or decree of any governmental authority to which the Company or its property is subject or (iv) violates or will violate any law, rule or regulation to which the Company or its property is subject (except that we do not make the assumption set forth in this clause (iv) with respect to the laws of the State of New York); and

(e) neither the execution and delivery by the Company of the Warrant Amendment nor the performance by the Company of its obligations thereunder, requires or will require the consent, approval, licensing or authorization of, or any filing, recording or registration with, any governmental authority under any law, rule or regulation of any jurisdiction.

Our opinions expressed above are subject to the qualifications that we express no opinion as to the applicability of, compliance with, or effect of (i) any bankruptcy, insolvency, reorganization, fraudulent transfer, fraudulent conveyance, moratorium or other similar law or judicially developed doctrine in this area (such as substantive consolidation or equitable subordination) affecting the enforcement of creditors’ rights generally, (ii) general principles of equity (regardless of whether enforcement is considered in a proceeding in equity or at law), (iii) an implied covenant of good faith and fair dealing, (iv) public policy considerations which may limit the rights of parties to obtain certain remedies, (v) any requirement that a claim with respect to any security denominated in other than U.S. dollars (or a judgment denominated in other than U.S. dollars in respect of such claim) be converted into U.S. dollars at a rate of exchange prevailing on a date determined in accordance with applicable law, (vi) governmental authority to limit, delay or prohibit the making of payments outside of the United States or in a foreign currency or currency unit and (vii) any laws except the laws of the State of New York. We advise you that issues addressed by this letter may be governed in whole or in part by other laws, but we express no opinion as to whether any relevant difference exists between the laws upon which our opinions are based and any other laws which may actually govern.

We hereby consent to the filing of this opinion with the Commission as Exhibit 5.2 to the Registration Statement. We also consent to the reference to our firm under the heading “Legal Matters” in the Registration Statement. In giving this consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission.

This opinion is limited to the specific issues addressed herein, and no opinion may be inferred or implied beyond that expressly stated herein. We assume no obligation to revise or supplement this opinion should the present laws of the State of New York be changed by legislative action, judicial decision or otherwise.

This opinion is furnished to you in connection with the filing of the Registration Statement and is not to be used, circulated, quoted or otherwise relied upon for any other purposes.

Sincerely,

/s/ Kirkland & Ellis LLP

Kirkland & Ellis LLP